EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Sturm, Ruger & Company, Inc. to Acquire Marlin Firearms Assets

SOUTHPORT, CONNECTICUT, September 30, 2020 — Sturm, Ruger and Company, Inc. (NYSE: RGR) announced today that its offer to purchase substantially all of the Marlin Firearms assets was accepted by Remington Outdoor Company, Inc. and approved by the United States Bankruptcy Court for the Northern District of Alabama. The Company will pay the $30 million purchase price from cash on hand at the time of closing, which is expected to occur in October.

“The value of Marlin and its 150-year legacy was too great of an opportunity for us to pass up,” said Ruger President and CEO Chris Killoy. “The brand aligns perfectly with ours and the Marlin product portfolio will help us widen our already diverse product offerings.”

The transaction is exclusively for the Marlin Firearms assets. Remington firearms, ammunition, other Remington Outdoor brands, and all facilities and real estate are excluded from the Ruger purchase. Once the purchase is completed, the Company will begin the process of relocating the Marlin Firearms assets to existing Ruger manufacturing facilities.

“The important thing for consumers, retailers and distributors to know at this point in time,” continued Killoy, “is that the Marlin brand and its great products will live on. Long Live the Lever Gun.”

Additional information will be released when available. To stay up to date, please sign up for our contact list at Ruger.com/Marlin.

To learn more about the extensive line of award-winning Ruger firearms, visit Ruger.com or Facebook.com/Ruger. To find accessories for Ruger firearms, visit ShopRuger.com or your local independent retailer of Ruger firearms.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

4